Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD FIRST QUARTER RESULTS

Reno, Nevada, April 19, 2023 – Plumas Bancorp (Nasdaq: PLBC), the parent company of Plumas Bank, today announced record first quarter earnings of $7.6 million or $1.30 per share, an increase of $1.9 million from $5.7 million or $0.98 per share during the first quarter of 2022. Diluted earnings per share increased to $1.28 during the three months ended March 31, 2023, up from $0.97 per share during the quarter ended March 31, 2022. Return on average assets was 1.93% during the current quarter, up from 1.42% during the first quarter of 2022. Return on average equity was 25.0% for the three months ended March 31, 2023, up from 17.6% during the first quarter of 2022.

Financial Highlights

March 31, 2023 compared to March 31, 2022

●	Net income increased by $1.9 million, or 33% to $7.6 million.
●	Net interest income increased by $5.1 million or 43% to $17.1 million.
●	Gross loans increased by $77 million, or 9%, to $916 million.
●	Investment securities increased by $168 million to $484 million.
●	Total equity increased by $5.7 million, or 5% to $129 million.

President’s Comments

Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank stated, “We are pleased to announce the upcoming opening of our new Chico branch, which complements our footprint in the northern central valley extending from our Yuba City branch in the south to our Redding branch in the north. The Chico branch has been sustainably remodeled with solar panels, LED lighting, xeriscaping, and utilizing recycled materials wherever possible.”

“In light of the recent stresses in the financial sector, we want to provide assurance that Plumas Bank’s financial health remains strong. Our deposits, loans, and investments portfolios are all well diversified; we have low-cost core deposits; we carefully monitor criticized assets; we have no investments designated as held-to-maturity; we have higher asset yields with shorter durations compared to peers; and our Bank’s capital position is strong and continues to grow. Finally, if the need should arise, the Bank has access to additional liquidity through several borrowing lines as detailed in the Liquidity section of this release.”

“Plumas remains strong and nimble, ready to respond to the needs of our clients in this shifting economic landscape. We remain Here. For Good.,” assured Ryback.

Loans, Deposits, Investments and Cash

Gross loans increased by $77 million, or 9%, from $839 million at March 31, 2022, to $916 million at March 31, 2023. Increases in loans included, $98 million in commercial real estate loans, $14 million in automobile loans and $3 million in equity lines of credit; these items were partially offset by a decrease of $20 million in commercial loans, $13 million in construction loans and $5 million in agricultural loans. The decrease in commercial loans include a decline in PPP loans from $18.7 million at March 31, 2022 to $283,000 at March 31, 2023.

On March 31, 2023, approximately 80% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. The frequency at which variable rate loans reprice can vary from one day to several years. Most of our commercial real estate portfolio reprices every five years. Loans indexed to the prime interest rate were approximately 23% of the Company’s loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Total deposits decreased by $61 million to $1.4 billion at March 31, 2023. The decrease in deposits includes decreases of $10 million in demand deposits, $36 million in money market accounts, and $15 million in time deposits. We attribute much of the decrease to the current interest rate environment as we have seen some deposits leave for higher rates and some customers reluctant to borrow to fund operating expense and instead have drawn down their excess deposit balances. Beginning in April 2023 we began offering a time deposit promotion offering for a limited time 7-month and 11-month time deposits at an interest rate of 4%. To date this promotion has been well received. At March 31, 2023, 53% of the Company’s deposits were in the form of non-interest bearing demand deposits. The Company has no brokered deposits.

Total investment securities increased by $168 million from $316 million at March 31, 2022, to $484 million at March 31, 2023. The Bank’s investment security portfolio consists of debt securities issued by US Government agencies, US Government sponsored agencies and municipalities. Cash and due from banks decreased by $283 million from $389 million at March 31, 2022, to $106 million at March 31, 2023.

Asset Quality and CECL

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at March 31, 2023 were $4.2 million, down from $5.2 million at March 31, 2022. Nonperforming assets as a percentage of total assets decreased to 0.26% at March 31, 2023 down from 0.32% at March 31, 2022. OREO decreased by $404,000 from $487,000 at March 31, 2022 to $83,000 at March 31, 2023. Nonperforming loans were $4.0 million at March 31, 2023 and $4.7 million at March 31, 2022. Nonperforming loans as a percentage of total loans decreased to 0.43% at March 31, 2023, down from 0.56% at March 31, 2022.

Upon adoption of CECL we recorded an increase in the allowance for credit losses of $529,000 and an increase in the reserve for unfunded commitments of $258,000. The decline in equity, net of tax, related to these two adjustments totaled $554,000. During the first quarter of 2023 we recorded a provision for credit losses of $1,525,000 consisting of a provision for loan losses of $1,250,000 and an increase in the reserve for unfunded commitments of $275,000. The increase in the reserves was principally related to an increase in qualitative reserves related to the continuation of increases in market interest rates and a reduction in economic activity. Additionally, we recorded a $271,000 specific reserve on one collateral dependent loan. We are currently working with the borrower on obtaining additional collateral for this loan. As time progresses the results of economic conditions will require CECL model assumption inputs to change and further refinements to the estimation process may also be identified.

Net charge-offs totaled $166,000 and $250,000 during the three months ended March 31, 2023 and 2022, respectively. The allowance for credit losses totaled $12.3 million at March 31, 2023 and $10.4 million at March 31, 2022. The allowance for credit losses as a percentage of total loans increased from 1.24% at March 31, 2022 to 1.35% at March 31, 2023.

The following tables present the activity in the allowance for credit losses and the reserve for unfunded commitments during the three months ended March 31, 2023 and 2022 (in thousands).

Allowance for Credit Losses	March 31, 2023	March 31, 2022
Balance, beginning of period	$10,717	$10,352
Impact of CECL adoption	529	-
Provision charged to operations	1,250	300
Losses charged to allowance	(308)	(373)
Recoveries	142	123
Balance, end of period	$12,330	$10,402

Reserve for Unfunded Commitments	March 31, 2023	March 31, 2022
Balance, beginning of period	$341	$341
Impact of CECL adoption	258	-
Provision charged to operations	275	-
Balance, end of period	$874	$341

Shareholders’ Equity

Total shareholders’ equity increased by $5.7 million from $123.1 million at March 31, 2022, to $128.8 million at March 31, 2023. The $5.7 million includes earnings during the twelve-month period totaling $28.4 million and stock option activity totaling $618,000. These items were partially offset by the payment of cash dividends totaling $4.3 million, an increase in accumulated other comprehensive loss of $18.4 million and the adjustment recorded on the adoption of CECL, net of tax, of $554,000.

Liquidity

The Company manages its liquidity to provide the ability to generate funds to support asset growth, meet deposit withdrawals (both anticipated and unanticipated), fund customers' borrowing needs and satisfy maturity of short-term borrowings. The Company’s liquidity needs are managed using assets or liabilities, or both. On the asset side, in addition to cash and due from banks, the Company maintains an investment portfolio which includes unpledged U.S. Government-sponsored agency securities that are classified as available-for-sale. On the liability side, liquidity needs are managed by offering competitive offering rates on deposit products and the use of established lines of credit.

The Company is a member of the FHLB and can borrow up to $240 million from the FHLB secured by commercial and residential mortgage loans with carrying values totaling $397 million. The Company is also eligible to participate in the Bank Term Lending Program. The Federal Reserve Board, on March 12, 2023, announced the creation of a new Bank Term Funding Program (BTFP). The BTFP offers loans of up to one year in length to banks, savings associations, credit unions, and other eligible depository institutions pledging U.S. Treasuries, agency debt and mortgage-backed securities, and other qualifying assets as collateral. These assets will be valued at par.

The Company has pledged as collateral under the BTFP securities with a par value of $96 million. In addition to its FHLB borrowing line and the BTFP, the Company has unsecured short-term borrowing agreements with two of its correspondent banks in the amounts of $50 million and $20 million. There were no outstanding borrowings to the FHLB, FRB or the correspondent banks at March 31, 2023 and March 31, 2022.

The Company estimates that it has approximately $479 million in uninsured deposits. Of this amount, $84 million represent deposits that are collateralized such as deposits of states, municipalities and tribal accounts.

Management believes that the Company’s available sources of funds, including borrowings, will provide adequate liquidity for its operations in the foreseeable future.

Net Interest Income and Net Interest Margin

Net interest income was $17.1 million for the three months ended March 31, 2023, an increase of $5.1 million from the same period in 2022. The increase in net interest income includes an increase of $5.5 million in interest income slightly offset by an increase of $338,000 in interest expense. Interest and fees on loans increased by $2.3 million. Average loan balances increased by $82 million, while the average yield on loans increased by 59 basis points from 5.03% during the first quarter of 2022 to 5.62% during the current quarter. Interest on investment securities increased by $2.2 million related to an increase in average investment securities of $155 million to $467 million and an increase in yield of 125 basis points to 3.24%. The increase in loan and investment yields is consistent with the increase in market rates during 2022 and into the first quarter of 2023. Interest on cash balances increased by $1.2 million related to an increase in the rate paid on these balances which increased from 0.19% during the first quarter of 2022 to 4.64% during the current quarter mostly related to an increase in the rate paid on balances held at the Federal Reserve Bank. The average rate earned on FRB balances increased from 0.19% during the first quarter of 2022 to 4.59% during the current quarter. Average interest-bearing cash balances decreased by $234 million to $119 million during the current quarter. Net interest margin for the three months ended March 31, 2023 increased 143 basis points to 4.64%, up from 3.21% for the same period in 2022.

Non-Interest Income/Expense

During the three months ended March 31, 2023, non-interest income totaled $3.9 million, an increase of $275,000 from the three months ended March 31, 2022. The largest component of this increase was a $1.7 million gain on termination of our interest rate swaps. On May 26, 2020 we entered into two separate interest rate swap agreements with notional amounts totaling $10 million, effectively converting $10 million in Subordinated Debentures related to Trust Preferred Securities to fixed rate obligations. During the first quarter of 2023 we terminated these swaps, redeemed the Trust Preferred Securities and paid all principal and interest due under the debentures.

Mostly offsetting the gain on termination of the interest rate swaps was a decline in gain on sale of SBA 7(a) loans. During the three months ended March 31, 2023 we sold $4.3 million in guaranteed portions of SBA 7(a) loans recording a gain on sale of $230,000. During the first quarter of 2022 gain on sale of SBA 7(a) loans was abnormally high at $1.7 million. We did not sell SBA 7(a) loans during the second and third quarters of 2021 resulting in an inventory of loans held for sale of $31.3 million at December 31, 2021. During the first quarter of 2022 we sold $24.1 million in guaranteed portions of SBA 7(a) loans.

During the fourth quarter of 2022 and continuing into the first quarter of 2023 we experienced a significant decline in premiums received on the sale of SBA loans; in response we chose to portfolio SBA 7(a) loans which do not meet a minimum premium on sale. During the current period we chose not to sell $4.1 million in salable guaranteed portions of SBA 7(a) loans as they did not meet our minimum premium on sale. Additionally, the SBA 7(a) loan product that is salable in the open market is variable rate tied to prime and we have seen a decline in interest in this product given the recent increases in the prime rate. While we continue to produce SBA 7(a) loans for sale, we have started funding fixed rate SBA 7(a) loans which we portfolio.

During the three months ended March 31, 2023, total non-interest expense increased by $1.5 million from $7.7 million during the first quarter of 2022 to $9.2 million during the current quarter. The largest components of this increase were an increase in salary and benefit expense of $985,000 and an increase in occupancy and equipment costs of $203,000 thousand. The increase in salary and benefit expense primarily relates to an increase in salary expense and a reduction in the deferral of loan origination costs. Salary expense increased by $288,000 which we attribute to both growth in headcount and merit and promotional salary increases. The largest single component of the increase in salary and benefit expense was a $500,000 reduction in the deferral of loan origination expense as we have seen a reduction in loan demand given the current economic environment. Occupancy and equipment costs increased by $203,000, much of which relates to snow removal and other costs attributable to an unusually harsh winter in our service area.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates fourteen branches: twelve located in the California counties of Lassen, Modoc, Nevada, Placer, Plumas, Shasta and Sutter and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates three loan production offices located in the California counties of Butte and Placer and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of March 31,
	2023	2022	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$105,676	$389,023	$(283,347)	(72.8)%
Investment securities	484,416	316,188	168,228	53.2%
Loans, net of allowance for credit losses	906,022	830,176	75,846	9.1%
Loans held for sale	-	13,953	(13,953)	(100.0)%
Premises and equipment, net	18,730	18,220	510	2.8%
Bank owned life insurance	15,797	15,938	(141)	(0.9)%
Real estate acquired through foreclosure	83	487	(404)	(83.0)%
Goodwill	5,502	5,502	-	-%
Accrued interest receivable and other assets	42,256	32,745	9,511	29.0%
Total assets	$1,578,482	$1,622,232	$(43,750)	(2.7)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,406,745	$1,467,658	$(60,913)	(4.2)%
Accrued interest payable and other liabilities	32,914	21,191	11,723	55.3%
Borrowings	10,000	-	10,000	100.0%
Junior subordinated deferrable interest debentures	-	10,310	(10,310)	(100.0)%
Total liabilities	1,449,659	1,499,159	(49,500)	(3.3)%
Common stock	27,608	26,990	618	2.3%
Retained earnings	133,997	110,467	23,530	21.3%
Accumulated other comprehensive income, net	(32,782)	(14,384)	(18,398)	(127.9)%
Shareholders’ equity	128,823	123,073	5,750	4.7%
Total liabilities and shareholders’ equity	$1,578,482	$1,622,232	$(43,750)	(2.7)%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31,	2023	2022	Dollar Change	Percentage Change

Interest income	$17,787	$12,315	$5,472	44.4%
Interest expense	638	300	338	112.7%
Net interest income before provision for credit losses	17,149	12,015	5,134	42.7%
	1,525	300	1,225	408.3%
Net interest income after provision for credit losses	15,624	11,715	3,909	33.4%
Non-interest income	3,925	3,650	275	7.5%
Non-interest expense	9,224	7,673	1,551	20.2%
Income before income taxes	10,325	7,692	2,633	34.2%
Provision for income taxes	2,699	1,974	725	36.7%
Net income	$7,626	$5,718	$1,908	33.4%

Basic earnings per share	$1.30	$0.98	$0.32	32.7%
Diluted earnings per share	$1.28	$0.97	$0.31	32.0%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	3/31/2023	12/31/2022	3/31/2022	12/31/2022	12/31/2021
EARNINGS PER SHARE
Basic earnings per share	$1.30	$1.34	$0.98	$4.53	$3.82
Diluted earnings per share	$1.28	$1.32	$0.97	$4.47	$3.76
Weighted average shares outstanding	5,855	5,849	5,824	5,840	5,502
Weighted average diluted shares outstanding	5,940	5,916	5,920	5,912	5,583
Cash dividends paid per share [1]	$0.25	$0.16	$0.16	$0.64	$0.56

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.93%	1.88%	1.42%	1.61%	1.52%
Return on average equity	25.0%	27.9%	17.6%	21.9%	17.8%
Yield on earning assets	4.81%	4.55%	3.29%	3.90%	3.72%
Rate paid on interest-bearing liabilities	0.36%	0.20%	0.17%	0.17%	0.19%
Net interest margin	4.64%	4.45%	3.21%	3.82%	3.63%
Noninterest income to average assets	0.99%	0.52%	0.91%	0.67%	0.63%
Noninterest expense to average assets	2.33%	2.09%	1.90%	1.98%	1.88%
Efficiency ratio [2]	43.8%	44.5%	49.0%	46.9%	46.8%

	3/31/2023	3/31/2022	12/31/2022	12/31/2021	12/31/2020
CREDIT QUALITY RATIOS AND DATA
Allowance for credit losses	$12,330	$10,402	$10,717	$10,352	$9,902
Allowance for credit losses as a percentage of total loans	1.35%	1.24%	1.18%	1.23%	1.40%
Allowance for credit losses as a percentage of total
loans - excluding PPP loans	1.35%	1.27%	1.18%	1.29%	1.55%
Nonperforming loans	$3,971	$4,733	$1,172	$4,863	$2,536
Nonperforming assets	$4,153	$5,243	$1,190	$5,397	$2,970
Nonperforming loans as a percentage of total loans	0.43%	0.56%	0.13%	0.58%	0.36%
Nonperforming assets as a percentage of total assets	0.26%	0.32%	0.07%	0.33%	0.27%
Year-to-date net charge-offs	$166	$250	$935	$675	$516
Year-to-date net charge-offs as a percentage of average	0.07%	0.12%	0.11%	0.09%	0.07%
loans (annualized)

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,862	5,837	5,850	5,817	5,182
Shareholders' equity	$128,823	$123,073	$119,004	$134,082	$100,154
Book value per common share	$21.98	$21.08	$20.34	$23.05	$19.33
Tangible common equity[3]	$122,152	$116,130	$112,273	$127,067	$99,432
Tangible book value per common share[4]	$20.84	$19.90	$19.19	$21.84	$19.19
Tangible common equity to total assets	7.7%	7.2%	6.9%	7.9%	8.9%
Gross loans to deposits	65.0%	57.1%	62.6%	58.3%	72.9%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	9.8%	8.5%	9.2%	8.4%	9.2%
Common Equity Tier 1 Ratio	14.8%	14.8%	14.7%	14.4%	14.2%
Tier 1 Risk-Based Capital Ratio	14.8%	14.8%	14.7%	14.4%	14.2%
Total Risk-Based Capital Ratio	16.0%	16.0%	15.7%	15.5%	15.4%

(1) The Company paid a quarterly cash dividend of $0.25 per share on February 15, 2023 and a quarterly cash dividend of $0.16 per share on February 15, 2022, May 16, 2022, August 15, 2022 and November 15, 2022 and a quarterly cash dividend of 14 cents per share on February 15, 2021, May 17, 2021, August 16, 2021 and November 15, 2021.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3) Tangible common equity is defined as common equity less core deposit intangibles and goodwill.
(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table shows the distribution of loans by type at March 31, 2023 and 2022.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	3/31/2023	3/31/2023	3/31/2022	3/31/2022
Commercial	$76,738	8.4%	$96,787	11.5%
Agricultural	118,089	12.9%	123,416	14.7%
Real estate – residential	14,734	1.6%	15,637	1.9%
Real estate – commercial	521,884	57.0%	423,511	50.5%
Real estate – construction & land	42,726	4.7%	55,668	6.6%
Equity Lines of Credit	35,805	3.9%	32,602	3.9%
Auto	100,670	11.0%	86,768	10.4%
Other	4,958	0.5%	4,297	0.5%
Total Gross Loans	$915,604	100%	$838,686	100%

The following table shows the distribution of deposits by type at March 31, 2023 and 2022.

		Percent of		Percent of
		Deposits in Each		Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	3/31/2023	3/31/2023	3/31/2022	3/31/2022
Non-interest bearing	$741,754	52.7%	$752,246	51.3%
Money Market	221,676	15.8%	257,404	17.5%
Savings	394,305	28.0%	394,198	26.9%
Time	49,010	3.5%	63,810	4.3%
Total Deposits	$1,406,745	100%	$1,467,658	100%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	3/31/2023			3/31/2022
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$912,989	$12,653	5.62%	$831,289	$10,311	5.03%
Loans held for sale	1,840	41	9.04%	22,727	305	5.44%
Investment securities	341,958	2,814	3.34%	214,609	997	1.88%
Non-taxable investment securities (1)	124,618	914	2.97%	96,844	534	2.24%
Interest-bearing deposits	119,221	1,365	4.64%	353,155	168	0.19%
Total interest-earning assets	1,500,626	17,787	4.81%	1,518,624	12,315	3.29%
Cash and due from banks	26,725			54,507
Other assets	75,184			60,704
Total assets	$1,602,535			$1,633,835

Interest-bearing liabilities:
Money market deposits	235,857	216	0.37%	262,619	66	0.10%
Savings deposits	402,302	199	0.20%	384,689	81	0.09%
Time deposits	48,017	51	0.43%	64,148	47	0.30%
Total deposits	686,176	466	0.28%	711,456	194	0.11%
Borrowings	1,333	13	3.96%	-	-	-%
Junior subordinated debentures	9,302	141	6.15%	10,310	88	3.46%
Other interest-bearing liabilities	18,485	18	0.39%	13,861	18	0.53%
Total interest-bearing liabilities	715,296	638	0.36%	735,627	300	0.17%
Non-interest-bearing deposits	749,361			754,285
Other liabilities	14,288			11,900
Shareholders' equity	123,590			132,023
Total liabilities & equity	$1,602,535			$1,633,835
Cost of funding interest-earning assets (4)			0.17%			0.08%
Net interest income and margin (5)		$17,149	4.64%		$12,015	3.21%

(1) Not computed on a tax-equivalent basis.
(2) Average nonaccrual loan balances of $2.3 million for 2023 and $5.0 million for 2022 are included in average loan balances for computational purposes.
(3) Net (costs) fees included in loan interest income for the three-month periods ended March 31, 2023 and 2022 were ($351) thousand and $311 thousand, respectively.
(4) Total annualized interest expense divided by the average balance of total earning assets.
(5) Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the three-month periods ended March 31, 2023 and 2022.

	For the Three Months Ended
	March 31,
	2023	2022	Dollar Change	Percentage Change
Gain on termination of interest rate swaps	$1,707	$-	$1,707	100.0%
Interchange income	718	762	(44)	(5.8)%
Service charges on deposit accounts	617	566	51	9.0%
Loan servicing fees	236	209	27	12.9%
Gain on sale of loans, net	230	1,701	(1,471)	(86.5)%
Earnings on life insurance policies	104	93	11	11.8%
Other	313	319	(6)	(1.9)%
Total non-interest income	$3,925	$3,650	$275	7.5%

The following table presents the components of non-interest expense for the three-month periods ended March 31, 2023 and 2022.

	For the Three Months Ended
	March 31,
	2023	2022	Dollar Change	Percentage Change
Salaries and employee benefits	$5,067	$4,082	$985	24.1%
Occupancy and equipment	1,340	1,137	203	17.9%
Outside service fees	994	908	86	9.5%
Professional fees	342	279	63	22.6%
Director compensation and expense	242	141	101	71.6%
Telephone and data communication	200	191	9	4.7%
Deposit insurance	188	197	(9)	(4.6)%
Advertising and shareholder relations	179	112	67	59.8%
Armored car and courier	165	148	17	11.5%
Business development	139	115	24	20.9%
Loan collection expenses	130	68	62	91.2%
Amortization of Core Deposit Intangible	60	72	(12)	(16.7)%
Other	178	223	(45)	(20.2)%
Total non-interest expense	$9,224	$7,673	$1,551	20.2%